EXHIBIT 10.7.1


                      MODIFICATION OF EMPLOYMENT AGREEMENT
                               AND OTHER COVENANTS

         THIS AGREEMENT is made and entered into as of this 16th day of February, 1996, by and between Bowater Incorporated, a Delaware corporation having a mailing address of 55 East Camperdown Way, Greenville, South Carolina 29602 (the "Corporation"), and Robert J. Pascal, of 49 Leeuwarden Road, Darien, Connecticut 06820 (the "Executive").

         WHEREAS, the Corporation now employs the Executive pursuant to an Employment Agreement dated as of May 20, 1993 (the "Employment Agreement") and a Severance Agreement dated as of May 20, 1993 (the "Severance Agreement"); and

         WHEREAS, the Executive and the Corporation wish to continue the Executive's employment until a specified and agreed upon date, whereupon the Executive will retire from the employment of the Corporation and be entitled to receive certain benefits.

         NOW, THEREFORE, the parties hereto agree to the following:

         1. Severance Agreement. The Severance Agreement is hereby replaced by a Change of Control Agreement dated as of November 1, 1995. All references to the Severance Agreement in the Employment Agreement (as hereby amended and ratified) are now deemed to refer to the Change in Control Agreement.

         2. Employment Agreement. The Employment Agreement is hereby modified as follows:

(a) Term. Section 2 of the Employment Agreement is amended in its entirety to read as follows:

         "2. Term.

         (a) Subject to the provisions of subparagraph (b) of this Section 2, the term of this Agreement shall continue until September 30, 1997, unless earlier terminated by the Corporation for "Cause" or by the Executive for other than "Good Reason" as those terms are defined in the Severance Agreement.

         (b) Notwithstanding Section 2(a), the term of this Agreement shall end upon (i) the death of the Executive, or (ii) the inability of the Executive to perform his duties properly, whether by reason of ill-health, accident or other cause, for a period of one hundred and eighty (180) consecutive days or for periods totaling one hundred and eighty (180) days occurring within any twelve (12) consecutive calendar months."


(b) Compensation and Benefits. The first sentence of Section 5(a) of the Employment


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Agreement is amended in its entirety,  and a new  subsection  5(g) is added,  as follows:

         "5.      Compensation and Benefits.

         (a) Base Salary. The Corporation will pay to the Executive a base salary at his current annual rate of $270,000, in substantially equal periodic installments on the Corporation's regular pay dates.

         (g) Pension Service Credit. The Executive will be credited with five additional years of service under the Supplemental Benefit Plan for Designated Employees of Bowater Incorporated and Affiliated Companies as Amended and Restated Effective November 1, 1995, (the "Supplemental Benefit Plan"), for purposes of computing the benefits due the
         Executive, his surviving Spouse, or his Children, under the Supplemental Benefit Plan."

(c) Severance Pay. The first sentence of Section 8 of the Employment Agreement is amended in its entirety to read as follows:

         "8. Severance Pay. Upon termination of the Executive's employment hereunder prior to the date set forth in Section 2(a) for any reason other than those set forth in Section 2(b) hereof, then, unless the Executive terminated his employment for other than "Good Reason" or the Corporation shall have terminated the Executive's employment for "Cause" (as those terms are defined in the Change in Control Agreement), the Corporation shall pay the Executive severance pay in the amount equal to 1/12 of the amount of the annual base salary being paid to the Executive as of the date of termination, times the number of months in the period beginning on the date of termination and ending on September 30, 1997 (any partial month shall be counted as one month), plus 1/12 of the amount of the last bonus paid to the Executive under the Corporation's bonus plan applicable to the Executive, times the number of months in the period beginning on January 1 of the year in which the date of the termination occurs and ending on September 30, 1997."

(d) Governing Law. Section 11 of the Employment Agreement is amended in its entirety to read as follows:

         "11. Governing Law. This Agreement shall be governed by and interpreted in accordance with the substantive laws of the State of Delaware."

(e) Ratification. In all respects, except as herein provided, the Employment Agreement is hereby ratified and confirmed.

3. Accelerated Vesting of Stock Options. By approval of this modification, the Human Resources and Compensation Committee (the "HRCC") of the Board of Directors, hereby agrees that the stock option agreements for any stock options (or the agreements for any equivalent benefits) which are unexercisable as of the date of the Executive's retirement shall be amended to make them exercisable immediately prior to such retirement date.



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4.  Effectiveness  Contingent Upon HRCC Approval and Release.  This Modification
shall not be effective unless and until the HRCC has approved the terms hereof. The Modification shall be canceled if the Executive fails to execute a certain Waiver and Release Agreement (the "Release Agreement"), which is attached as Attachment I, as of his retirement date, for any reason other than death or incompetence. If the Executive should fail to sign the Release Agreement for any reason other than death or incompetence, breach the terms of the Release Agreement after its execution, or revoke the Release Agreement within the seven-day period provided for therein, this Modification, the Employment Agreement, the Severance Agreement, and the Change in Control Agreement (and specifically including the additional credit of five-years' of pension service and any accelerated vesting of stock options that shall have occurred pursuant to such agreements) shall immediately become null and void, and be deemed canceled.

         IN WITNESS WHEREOF, the Corporation and the Executive have executed this Agreement as of the day and year first above written.

BOWATER INCORPORATED

By:    /s/ A. M. Nemirow                                   /s/ Robert J. Pascal
Name:     A. M. Nemirow                                       Robert J. Pascal
Title:    President





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ATTACHMENT I


                              BOWATER INCORPORATED
                          WAIVER AND RELEASE AGREEMENT


(1) In consideration for the special benefits in the form of pension service credit and the acceleration of options (the "Special Benefits") to be provided to me pursuant to the modification (the "Modification Agreement") of my employment agreement dated as of May 20, 1993, (the "Employment Agreement") and of my severance agreement dated as of May 20, 1993, (the "Severance Agreement"), I, on behalf of myself and my heirs, executors, administrators, attorneys and assigns, hereby waive, release and forever discharge BOWATER INCORPORATED (hereinafter the "Company"), and its subsidiaries, divisions and affiliates, whether direct or indirect, its and their joint ventures and joint venturers (including its and their respective directors, officers, associates, employees, shareholders, partners and agents, (past, present, and future), and each of its and their respective successors and assigns (hereinafter collectively referred to as "Releasees")), from any and all known or unknown actions, causes of action, claims or liabilities of any kind which have been or could be asserted against the Releasees arising out of or related to my employment with and/or my separation from employment with the Company and/or any of the other Releasees on the terms described in the Modification Agreement and/or any other occurrence up to and including the date of this Waiver and Release Agreement, except relating to the enforcement of my rights to the Special Benefits, including but not limited to:

         (a) claims, actions, causes of action or liabilities arising under Title VII of the Civil Rights Act, as amended, the Age Discrimination in Employment Act, as amended, the Employee Retirement Income Security Act, as amended, the Rehabilitation Act, as amended, the Americans with Disabilities Act, as amended, the Family and Medical Leave Act, as amended, and/or any other federal, state, municipal, or local employment discrimination statutes (including, but not limited to, claims based on age, sex, attainment of benefit plan rights, race, religion, national origin, marital status, sexual orientation, ancestry, harassment, parental status, handicap, disability, retaliation, and veteran status); and/or

         (b) claims, actions, causes of action or liabilities arising under any other federal, state, municipal, or local statute, law, ordinance or regulation; and/or

         (c) any other claim whatsoever including, but not limited to, claims for severance pay, claims based upon breach of contract, wrongful termination, defamation, intentional infliction of emotional distress, tort, personal injury, invasion of privacy, violation of public policy, negligence and/or any other common law, statutory or other claim whatsoever arising out of or relating to my employment with and/or separation from employment with the Company and/or any of the other Releasees, but excluding the filing of an administrative charge, any claims which I may make under state


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workers'  compensation  or unemployment  laws,  and/or any claims which by law I cannot waive.

(2) I also agree never to sue any of the Releasees or participate in a lawsuit on the basis of any claim of any type whatsoever arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

(3) I further acknowledge and agree in the event that I breach the provisions of paragraph (2) above, (a) the Company shall be entitled to apply for and receive an injunction to restrain any violation of paragraph (2) above, (b) the Company shall not be obligated to provide the Special Benefits to me and they shall be deemed canceled if already granted, and the Employment Agreement, the Change in Control Agreement, the Severance Agreement and the Modification Agreement shall be deemed canceled, and (c) I shall be obligated to pay to the Company its costs and expenses in enforcing this Waiver and Release Agreement and defending against such lawsuit including court costs, expenses and reasonable legal fees).

(4) I further waive my right to any monetary recovery should any federal, state, or local administrative agency pursue any claims on my behalf arising out of or related to my employment with and/or separation from employment with the Company and/or any of the other Releasees.

(5) I further waive, release, and discharge Releasees from any reinstatement rights which I have or could have.

(6) I acknowledge that I have been given at least twenty-one days to consider this Waiver and Release Agreement thoroughly and I was encouraged to consult with my personal attorney, if desired, before signing below.

(7) I understand that I may revoke this Waiver and Release Agreement within seven (7) calendar days after its signing and that any revocation must be made in writing and submitted within such seven-day period to the Legal Department. I further understand that if I revoke this Waiver and Release Agreement, I shall not receive the Special Benefits.

(8) I FURTHER UNDERSTAND THAT THIS WAIVER AND RELEASE AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

(9) I acknowledge and agree that if any provision of this Waiver and Release Agreement is found, held or deemed by a court of competent jurisdiction to be void, unlawful or unenforceable under any applicable statute or controlling law, the remainder of this Waiver and Release Agreement shall continue in full force and effect.

(10) This Waiver and Release Agreement is deemed made and entered into in the State of Delaware, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Delaware. Any dispute under this Waiver and Release Agreement shall be adjudicated by a court of competent jurisdiction in the State of Delaware.

(11) I further acknowledge and agree that I have carefully read and fully understand all of the


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provisions of this Waiver and Release  Agreement  and that I  voluntarily  enter into this Waiver and Release Agreement by signing below.



- ---------------------------
Robert J. Pascal



- ---------------------------
(Date)



ON SEPTEMBER 23, 1997, SIGN, DATE AND RETURN TO:

Legal Department
Bowater Incorporated
P. O. Box 1028
55 East Camperdown Way
Greenville, SC  29602




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